Exhibit 10.1

ASPEN INSURANCE HOLDINGS LIMITED
2006 STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS
(As Amended Effective March 21, 2007)

1.	Purpose of the Plan

The purpose of the Plan is to provide ownership of the Company’s shares to non-employee members of the Board in order to improve the Company’s ability to attract and retain highly qualified individuals to serve as directors of the Company and to strengthen the commonality of interest between directors and shareholders.

2.	Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Section:

(a)	‘‘Act’’ means The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)	‘‘Affiliate’’ means any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

(c)	‘‘Amendment Date’’ means March 21, 2007.

(d)	‘‘Award’’ means an Option or Restricted Share Unit granted pursuant to the Plan.

(e)	‘‘Beneficial Owner’’ means a ‘‘beneficial owner,’’ as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) (except that a Person shall be deemed to have ‘‘beneficial ownership’’ of all Shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time).

(f)	‘‘Board’’ means the Board of Directors of the Company.

(g)	‘‘Change in Control’’ means,

(i)    at any time that the Investors (as defined below) are the Beneficial Owners of 33.33% or more of the combined voting power of the voting shares of the Company, the occurrence of any of the following events:

(A)    the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or Group (other than (x) any subsidiary (as defined below) of the Company or (y) any entity which is a holding company (as defined below) of the Company (other than any holding company which became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);

(B)    any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the combined voting power of the voting shares of the Company (or any entity which is the Beneficial Owner of more than 50% of the combined voting power of the voting shares of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (I) any acquisition directly from the Company, (II) any acquisition by the Company, or (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(C)    the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; and

(ii)    at any time that the Investors (as defined below) are the Beneficial Owners of less than 33.33% of the combined voting power of the voting shares of the Company, the occurrence of any of the following events:

(A)    the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or Group (other than (x) any subsidiary of the Company or (y) any entity that is a holding company of the Company (other than any holding company which became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);

(B)    any Person or Group is or becomes the Beneficial Owner, directly or indirectly, of more than 30% of the combined voting power of the voting shares of the Company (or any entity which is the Beneficial Owner of more than 50% of the combined voting power of the voting shares of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by a Person or Group if immediately after such acquisition a Person or Group who is a shareholder of the Company on the Effective Date continues to own voting power of the voting shares of the Company that is greater than the voting power owned by such acquiring Person or Group;

(C)    the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation, in which the Company is involved, other than a merger, consolidation or amalgamation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of the Company or such surviving entity outstanding immediately after such merger, consolidation or amalgamation; or

(D)    a change in the composition of the Board such that the individuals who, as of the Amendment Date, constitute the Board (such Board shall be referred to for purposes of this subsection (g)(ii) as the ‘‘Incumbent Board’’) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Amendment Date, whose election, or nomination for election, by a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided further, however, that any such individual whose initial assumption of office occurs as the result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A of the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the Incumbent Board.

For purposes of this definition of Change in Control, (i) ‘‘Investors’’ shall mean The Blackstone Group, Wellington Underwriting plc, Candover Partners Limited, Credit Suisse First Boston Private Equity, Montpelier Re Holdings Ltd., 3i Group plc, Olympus Partners and Phoenix Equity Partners or their respective Affiliates; (ii) ‘‘subsidiary’’ shall mean, in respect of any entity, any other entity that is, directly or indirectly, wholly owned by the first entity; and (iii) ‘‘holding company’’ shall mean, in respect of any entity, any other entity that, directly or indirectly, wholly owns such first entity.

(h)	‘‘Code’’ means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(i)	‘‘Committee’’ means the Committee, as specified in Section 4, appointed by the Board.

(j)	‘‘Company’’ means Aspen Insurance Holdings Limited, a Bermuda corporation.

(k)	‘‘Effective Date’’ means April 10, 2006.

(l)	‘‘Fair Market Value’’ means the average of the high and low prices for Shares traded on the New York Stock Exchange on the date of the grant of such Award or if no Shares are traded on that day, on the next preceding day on which the Shares were traded on the New York Stock Exchange.

(m)	‘‘Group’’ means a ‘‘group,’’ as such term is used for purposes of Section 13(d)(3) or 14(d)(2) of the Act (or any successor section thereto).

(n)	‘‘Option’’ means a share option granted pursuant to Section 6.

(o)	‘‘Option Price’’ means the purchase price per Share of an Option, as determined pursuant to Section 6(a).

(p)	‘‘Participant’’ means a non-employee member of the Board or the board of directors of an Affiliate who is selected by the Committee to participate in the Plan. To the extent that the Committee determines it is necessary or desirable to grant an Award directly to the employer of a non-employee director pursuant to Section 11, such employer will be deemed to be the Participant.

(q)	‘‘Person’’ means a ‘‘person,’’ as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).

(r)	‘‘Plan’’ means the Aspen Insurance Holdings Limited 2006 Stock Incentive Plan for Non-Employee Directors (As Amended Effective March 21, 2007). Prior to the Amendment Date the Plan was known as the Aspen Insurance Holdings Limited 2006 Stock Option Plan for Non-Employee Directors.

(s)	‘‘Restricted Share Units’’ means a restricted share unit granted pursuant to Section 7.

(t)	‘‘Service’’ means a Participant’s service as a non-employee member of the Board or the board of directors of an Affiliate.

(u)	‘‘Shares’’ means ordinary shares, par value £0.01 per share, in the capital of the Company.

(v)	‘‘Subsidiary’’ means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

3.	Shares Subject to the Plan

The total number of Shares that may be issued pursuant to Awards granted under the Plan is [400,000]. The Shares may consist, in whole or in part, of unissued Shares or previously issued Shares. The issuance of Shares upon the exercise of an Option shall reduce the total number of Shares available under the Plan. Shares that are (a) subject to Awards (or portions thereof) that are forfeited, are cancelled, or expire, terminate or lapse unexercised or (b) held back by the Company upon exercise of an Option to cover the Option Price or tax withholding, as applicable, shall not be treated as having been issued under the Plan.

4.	Administration

(a)	The Plan shall be administered by the full Board or such committee as the Board shall select consisting solely of two or more members of the Board who, during any period the Company is subject to Section 16 of the Act, are intended to qualify as ‘‘Non-Employee Directors’’ within the meaning of Rule 16b-3 under the Act (or any successor rule thereto). The Board or any such committee, as the case may be, shall be referred to as the ‘‘Committee’’ for purposes of this Plan and any Award agreement. To the extent a Committee other than the Board administers the Plan, the members of such Committee shall be appointed from time to time by and shall serve at the discretion of, the Board.

(b)	Subject to the provisions of the Plan, the Committee shall have the full power and authority to grant, and establish the terms and conditions of, any Award to any person eligible to be a Participant. The Committee may amend the terms and conditions of outstanding Awards; provided, however, that no such amendment that would adversely affect a Participant’s rights with respect to an Award may be made without the prior written consent of the Participant.

(c)	The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

(d)	The Company shall have the power and right, prior to the delivery of Shares pursuant to an Award, to deduct or withhold, or require a participant to remit to the Company (or an Affiliate), an amount (in cash or Shares) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Subject to such restrictions as the Committee may prescribe, a Participant may satisfy all or a portion of any tax withholding requirements by electing to have the Company withhold Shares having a Fair Market Value equal to the amount to be withheld up to the minimum statutory tax withholding rate (or such other rate that will not result in a negative accounting impact).

5.	Limitations

(a)	No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

(b)	Without the approval of the shareholders of the Company, the Company shall not adjust an Option or exchange an Option with another Option if it would result in an Option with a lower Option Price (except for adjustments pursuant to Section 7 of the Plan).

6.	Terms and Conditions of Options

Options granted under the Plan shall be nonqualified stock options for United States federal income tax purposes, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)	Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted (except to the extent the Option Price is adjusted pursuant to Section 7 of the Plan).

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 13.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with payment (or to the extent permitted by applicable law, provision for payment) of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods (subject in each case to such conditions or restrictions as the Committee may prescribe): (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in Shares;

(iv) through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (v) by such other means as the Committee may prescribe. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee.

(d)	Attestation. Wherever in this Plan or any agreement evidencing an Option, a Participant is permitted to pay the Option Price or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of Restricted Share Units

(a)	Generally. Subject to the provisions of the Plan, the Committee shall determine the number of Restricted Share Units to be granted to a Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. An Award of Restricted Share Units shall consist of a grant of units, each of which represents the right of the Participant to receive one Share, subject to the terms and conditions established by the Committee in connection with the Award and set forth in the applicable Award agreement. Upon satisfaction of the conditions to vesting and payment specified in the applicable Award agreement, Restricted Share Units will be payable in Shares or, if the Committee so determines, in cash, equal to the Fair Market Value of the Shares subject to such Restricted Share Units.

(b)	Dividends. Dividends paid on any Restricted Share Units may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Share Units pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Restricted Share Units, as determined by the Committee in its sole discretion.

8.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)	Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, amalgamation, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitutions or adjustments as it deems to be equitable, in its sole discretion, and necessary to preserve the benefits or potential benefits intended to be made available under this Plan as to (i) the number or kind of Shares or other securities that may be issued pursuant to the Plan or outstanding Awards, (ii) the Option Price of any outstanding Option and/or (iii) any other affected terms of such Awards.

(b)	Change in Control. In the event of a Change in Control, the Committee may, but shall not be obligated to, (A) with respect to any Award, accelerate or vest with respect to, all or any portion of an Award or (B) cancel Awards for fair value (as reasonably determined in the discretion of the Committee) which, in the case of Options, may equal, but in any event shall not be less than, the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

9.	No Right to Service or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11.	Transferability of Awards

Unless otherwise determined by the Committee, an Award shall not be transferable or assignable, provided, however, that (a) an Award may be transferred or assigned by will or by the laws of descent and distribution, and, (b) if permitted by the Committee in its sole discretion, an Award may be granted directly or transferred to the employer of a non-employee director if such non-employee director is obligated to transfer any compensation received as a non-employee director to his or her employer. An Option exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

12.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan at any time and from time to time, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company, if such action would (i) increase the total number of Shares that may be issued under the Plan, (ii) reduce the Option Price of an Option (except to the extent the increase in Shares or reduction in Option Price is made in connection with an adjustment under Section 8 of the Plan), or (iii) require shareholder approval under any applicable New York Stock Exchange listing standards or any applicable rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which Shares are listed or any other applicable laws, and (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan.

13.	Requirements of Law; International Participants

The Committee may, in its sole discretion, amend the terms of the Plan or Awards in order (i) to comply with United States federal law or the rules of any securities exchange in the United States or (ii) with respect to Participants who reside or work outside the United States of America, to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate, and the Committee may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.

14.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of Bermuda, without regard to conflicts of laws principles.

15.	Arbitration

In the event of any controversy between a Participant and the Company arising out of, or relating to, this Plan or an Award granted hereunder which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. If the parties are unable to agree on the selection of an arbitrator, then either the Participant or the Company may petition the American Arbitration Association for the appointment of the arbitrator, which appointment shall be made within ten (10) days of the petition therefor. Either party to the dispute may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in New York, London or Bermuda as agreed by the parties (or, failing such agreement, in Bermuda) within thirty (30) days of his or her appointment. The decision of the arbitrator shall be final and binding upon the parties and shall be rendered pursuant to a written decision that contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

16.	Code Section 409A Compliance

To the extent applicable, it is intended that this Plan and any Awards granted under the Plan comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the United States Department of the Treasury or the Internal Revenue Service (‘‘Section 409A’’). Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

17.	Effectiveness of the Plan

The Plan shall be effective as of the Amendment Date, subject to the approval of the shareholders of the Company.